SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES AND EXCHANGE ACT


        Date of report (Date of earliest event reported):August 31, 2001


                    DIGITAL CREATIVE DEVELOPMENT CORPORATION
               (Exact Name of Registrant as Specified in Charter)


Utah                                  0-22315                   34-1413104
(State or Other Jurisdiction       (Commission                (IRS Employer
of Incorporation)                   File Number)             Identification No.)

                67 Irving Place North, New York, New York 10003
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (212) 387-7700

















Item 2.  Acquisition of Assets

On August 31, 2001, the Company, after approval by its Board of Directors, (the "Board") signed a merger agreement (the "Merger Agreement") with International Microcomputer Software, Inc., a California corporation ("IMSI"). The Agreement is subject to approval of shareholders of the Company, and if approved, the Company will be merged into a wholly owned subsidiary of IMSI. Shareholders of the Company will exchange shares of common stock of the Company for IMSI common shares constituting approximately 51% of the issued and outstanding common stock of IMSI. Upon the effectiveness of the Merger, IMSI will be the surviving entity and shareholders of the Company will own 51% of the outstanding common stock of IMSI. As of the date of the Merger Agreement, Mr. Martin Wade, the CEO and a member of the Board, became CEO of IMSI. In addition, as of the date of the Merger Agreement, the members of the Board replaced the previous members of the Board of Directors of IMSI, who resigned in its entirety with the exception of Mr. Robert Mayer, who continues to serve in his capacity of Director of IMSI.

In connection with the merger, as of August 22, 2001, the Company entered into a Loan Purchase Agreement (the "Loan Agreement"), with Union Bank of California, N.A. ("UBC"), whereby the Company purchased a loan made by UBC to IMSI, and which is evidenced by a promissory note (the "Note") and related security agreements. As of the date of the Loan Agreement, the aggregate principal amount due on the Note was $3,601,000. As of July 31, 2001, the accrued but unpaid interest on the Note was $26,480.69. The purchase price of the Note was $2,500,000. Pursuant to the terms of the Merger Agreement, the Company is not permitted to enforce its rights under the Loan Agreement until such time as the merger has been fully consummated.

Item 7.  Financial Statements and Exhibits

         (a), (b) Financial Statements (to be filed by amendment).

         (c) Exhibits:

2. Agreement and Plan of Merger between the Company and IMSI dated August 31, 2001.

10.1 Loan Purchase Agreement between the Company and UBC dated as of August 22, 2001.

99.      Press Release






                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

September 17, 2001                            DIGITAL CREATIVE DEVELOPMENT
                                               CORPORATION.

                                             By:  /s/ Vincent De Lorenzo, CFO
                                                  Vincent De Lorenzo, CFO